EXHIBIT 99.2

American Eagle Outfitters, Inc.
Fourth Quarter 2005
Conference Call Transcript dated March 1, 2006

Operator

At this time I would like to welcome everyone to the American Eagle Outfitters fourth quarter earnings results conference call.

[OPERATOR INSTRUCTIONS] Thank you. At this time, I will turn the call over to Judy Meehan, Senior Director of Investor Relations. Ma'am, you may begin your conference.

Judy Meehan - American Eagle Outfitters Inc - Senior Director, IR

Good morning, everybody. Thank you for joining us today. With me from management are Jim O'Donnell, Chief Executive Officer; Susan McGalla, President, Chief Merchandising Officer; and Joan Hilson, Senior Vice-President, Finance. And also joining us for the Q&A session is Dale Clifton, Senior Vice-President, Finance and Chief Accounting Officer.

If you need a copy of the fourth quarter press release it is available on our website AE.com or please call Erin at 724-779-6076. Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in the management's discussion and analysis sections of our quarterly and annual reports filed with the SEC. Now, I would like to introduce our CEO, Jim O'Donnell.

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

Thank you, Judy. Good morning, everyone. I'm quite pleased with our 2005 annual performance, which followed outstanding results in 2004. Sales rose 23% driven by a comp increase of 16%. We exceeded the $2 billion milestone for the first time in our history. For the second consecutive year, our operating margins reached new highs, rising to 20% from 19.3% last year. Annual earnings per share increased 27%, to a record $1.89 compared to $1.49 from continuing operations last year. This clearly demonstrates the strength of our brand and a strong execution throughout the Company.

For the fourth quarter, our sales increased 13% and EPS exceeded last year by 6%--before one-time items. Although our goal was to deliver higher earnings growth for the quarter, we managed the business well through a period that was less robust than we planned. We feel good about achieving a 23% fourth quarter operating margin, our second highest ever. I believe this reflects the strength of our people, appeal of the brand and disciplined operating procedures.

During the quarter, we made a decision to sell the National Logistics Services, a business that handled logistics for our Canadian stores as well as third party customers. The sale reduced our fourth quarter EPS by $0.01. However, going forward, we expect a reduction in our Canadian distribution costs which will more than offset the write-off. We entered 2006 with several well-defined growth strategies. Susan will speak about the AE brand, intimates and AE.com in just a moment. First, I will comment on our real estate strategy, international and Martin + Osa.

In 2005, our square footage increased 5%. We opened a total of 36 stores, and closing 11 underperforming locations, and remodeled 43 stores. New stores are performing extremely well with sales per square foot of $454 during the first year, which is just under our mature store sale base of $472 per square foot. New stores are quickly profitable and in 2005 produced a four wall profit margin of 23% with a first year ROI of 100%. Remodeled store economics are also quite positive. After a renovation, average store sales increased 46% and sales per square foot increased 14% on a square footage increase of 29%. And currently, we have about 160 stores yet to remodel. In 2006, we will open approximately 50 new stores and remodel about 50 locations, leading to a 7% square footage growth. New stores will open in malls, as well as new lifestyle centers, where our store performance has been very productive.

Over the past year, we took initial steps to enter Japan. Although we have decided not to move forward with the agreement we discussed on our last conference call, we are pursuing other opportunities. This is a longer-term growth initiative but given our success from AE.com in Japan, the vast size of the Japanese consumer market and the strong demand for American brands, we are optimistic about our prospects.

And finally, this is an exciting time for us, as we prepare for the launch of our second major U.S. brand, Martin + Osa. The store design is complete and as we announced in a separate release this morning, we have finalized four leases with two more in its final stages. The stores are located in premiere shopping centers across the country and are scheduled to open this fall. Our merchandise assortments are a unique blend of sport, classic, and denim influences, which addresses the 25 to 40-year-old customer in a way that is not currently being done. We look forward to introducing you to Martin + Osa this fall. Now I will turn it over to Susan.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Thanks, Jim. Good morning, everybody. In the fourth quarter, we achieved strong sales results, yet we did not meet our initial plans. Our holiday line was good but not our best. While the sales trends we saw during the first half of the year did not continue into the fourth quarter, we managed our business well and carefully positioned our markdowns and promotional cadence. This enabled us to sustain strong overall operating margins and importantly brand integrity.

During the holiday season, customers responded positively to the gifting environment offered at our stores. We executed well in a number of categories, delivering solid key items. There were a few areas where the fashion basics were not as strong as they should have been, specifically women's sweaters and cold weather accessories. Overall, our women's division produced comps in the mid-single digits and men's continued to show strong results with a mid-teen comp increase. Our highest comp categories included men's and women's knit tops, graphic tees and jean, as well as men's fashion accessories and women's intimates.

AE.com performed well during the quarter. Sales increased over 50% making the AE online shopping experience the best in our space. The excitement, brand energy and innovation will be an ongoing area of focus for AE.com. Our loyalty program, AE All Access Pass which launched in the third quarter has performed well, exceeding our enrollment plan by 50%. Redemption rates to date have met our expectations. AE All Access gives us a direct one on one connection with our best customers and importantly allows us to replace direct mail coupons with a program that rewards brand loyalty.

We entered 2006 with well defined strategies to grow our brand and increase store productivity. Leveraging the success we've had making AE jeans number one in market share for 15 to 25-year-olds according to NPD data we are building brand defining items in other select categories. Near-term opportunities line the knit area including polos, graphics, fashion tees and tank tops. As we announced yesterday we are looking forward to the launch of our new intimates sub-brand, aerie by American Eagle, this coming fall. Aerie is a natural extension of our brand DNA, building upon our experience and the successful track record we've enjoyed in intimates over the past several years. We will launch with a dynamic assortment of bras, panties and dorm wear, which is designed to take our girl from the dorm room to the coffee shop. I am confident that we will build a meaningful sub-brand with aerie and that rests on the proven success we've had with intimates and the highly experienced team we have driving this business.

Now, I would like to turn and touch on our spring plans. First, we are comfortable with our inventory content and level which supports the areas of growth and demonstrates a focused discipline in inventory management. We've had a positive response to the assortment so far, and our spring two update arrived in stores on February 21, right in time for spring break. We are absolutely committed and passionate about owning a spring break business which is an increasingly important event for our brand. We remain excited about our ongoing partnership with MTV, particularly around their spring break programming, and will continue this relationship throughout the year. Look for our next assortment update on March 29.

In closing, as we announced in a press release yesterday, I would like to say how thrilled we are to have Kathy Savitt joining the AE team as our new Chief Marketing Officer. Kathy brings broad marketing experience, strong brand vision and a proven track record for inspiring creative teams. I am excited about having her partnership as we continue expanding and driving the AE brand. Thanks. And now, I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Thank you, Susan and good morning everyone. As you have heard, our strong brand position, solid merchandising and disciplined operations led to an extremely successful sales and earnings performance for the full year 2005. During the fourth quarter, we sustained high operating margins while absorbing expenses related to our key growth initiatives.

Now, let's take a look at the fourth quarter. Top line sales increased 13.4% to $764 million. Comparable store sales increased 7.8%, against a 28.6% increase last year. Fourth quarter sales reflected positive store traffic trends, resulting in low double digit increase in both units sold and transactions per store. Higher merchandise markdowns resulted in a low single digit decline in our average unit retail price and our average transaction value. Units per transaction increased slightly during the quarter. All geographic regions comped positively in the fourth quarter as follows:

Low double-digits in the southeast and southwest; high single-digits in the northeast and mid-Atlantic; mid-single digits in the west; low single-digits in the midwest; and high- teens in Canada.

Turning now to our margin performance, our gross margin of 46.3% declined 300 basis points from 49.3% in the fourth quarter of last year. An increase in markdowns partially offset by higher IMU led to a 210 basis point decline in the merchandise margin. Buying, occupancy and warehousing costs increased 90 basis points. Rent expense leveraged, which was offset by expenses related to the operation and sale of our Canadian distribution business. SG&A leveraged by 10 basis points to 21%, while absorbing costs related to Martin + Osa, intimates expansion and the launch of our new loyalty program. Our leverage was achieved through continued expense discipline in store payroll and a reduction in professional service costs. Also included in SG&A was an asset write-down for our Canadian distribution business and an increase in incentive expense due to the timing of accruals.

We generated a strong fourth quarter operating margin of 22.8% versus 25.5% last year. Other income for the quarter increased 31% to $4.4 million, reflecting a higher average cash and investment balance, on a higher investment yield, compared to last year. Our fourth quarter effective tax rate was 40%. This compares to 39% last year. The higher rate was the result of a $3.8 million, or a $0.02 per share, charge for tax on a planned repatriation to take place prior to the tax year ending July, 2006. For the first quarter, we expect our effective tax rate to approximate 39%. Income from continuing operations in the fourth quarter increased to $107.1 million, compared to $106.9 million last year. Fully diluted earnings per share increased to $0.71, which includes a $0.01 loss from the sale of NLS and a $0.02 charge due to the repatriation of foreign earnings. Strong cash flows resulted in a $223 million increase in cash, short-term and long-term investments, compared to the end of last year. This was after capital expenditures and share repurchases.

During the third and fourth quarters we repurchased 7 million shares, for a total of $161 million, leaving 3.5 million shares in authorization. We will continue to pursue share repurchases as a part of our overall corporate financial plan. Capital expenditures in the quarter were $23 million and for the year totaled $83 million, primarily related to our new and remodeled stores. For fiscal year 2006, we expect capital expenditures to be approximately $175 million. This is related to new and remodeled stores, our new Pittsburgh headquarters and new data center, as well as construction of a new distribution facility in Kansas, to support Martin + Osa, intimates expansion and potentially our direct business.

Now regarding inventory. Historically, we have recognized ownership of merchandise inventory for reporting when it arrived at one of our deconsolidation centers. With upgrades to our merchandise systems, which have provided greater visibility further back in our supply chain, we will now record merchandise based on receipt at the shipping port. Merchandise inventory has been adjusted by $31 million for 2005 and $33 million for 2004 to reflect this change. At the end of the fourth quarter, total merchandise inventories increased $40 million to $211 million compared to last year. Our inventory per square foot at cost increased 16% and our units per foot were up 10%. The increase in inventories due in part to our intimates expansion plans, and our initiatives to position AE as a destination for men's and women's knit tops and jeans. Looking ahead to the end of the first quarter, we expect ending inventory to increase in the low double-digits, at cost per foot, compared to last year.

With respect to earnings guidance, at this time we expect our first quarter earnings per share to be in the range of $0.36 to $0.38. This compares to earnings of $0.35 per share last year. Our first quarter guidance includes stock option expense of $0.02 per share. For the year, we expect stock option expense to total $0.04 to $0.05 per share. We have built a strong platform for the future and are committed to our growth initiatives. We enter 2006 optimistic about our brands and are well positioned to deliver annual earnings growth in the double digits. Thank you. And now we would like to open the call for questions. We ask that you please limit yourself to one question to allow us to hear from as many of you as possible.

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of Tom Filandro with FIG.

Tom Filandro - FIG - Analyst

Thanks. Questions, sort of a dual question, can you give us a sense of the IMU outlook for the spring season in '06? I heard you mention some opportunity was achieved in the fourth quarter. And given the change in the pricing, the tiered pricing strategy, just a general view of the average unit retail pricing heading into the spring season? Thank you.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Hi, Tom. It's Joan Hilson. I will take the question on IMU. And our view on IMU is we have experienced significant IMU growth in the past five years, and certainly in the fourth quarter we experienced it. As we look forward, we are always mining for IMU opportunities but as we structure our operating plans for '06 we expect modest increase in IMU and continue to drive that line.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Okay. Tom, hi, I will take the tiered pricing part of your question. First of all, I want to reiterate that one of our unique competitive advantages in the way that we're positioned is the way that we're priced and the way that we deliver value to our are customer, and we will -- we are committed to that, absolutely. And--but we are in select categories, really letting the talent of our design team take some key categories and develop tier pricing to help us build market share and really compelling product in those categories which is working very, very well for us.

Tom Filandro - FIG - Analyst

Does that suggest, Susan, that AURs heading into spring are moving in a more positive direction?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

I would tell you that we're counting on conservative positive improvement.

Tom Filandro - FIG - Analyst

Thank you very much. Best of luck to you all.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Thank you.

Operator

Your next question comes from the line of Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi. A couple of things quickly. I know you said your market share is number one in your target zone. Can you give us any numbers around that from your NPD data? And on your knits opportunity, where you think that is probably the biggest opportunity in front of you, can you elaborate on what that means? It is a pretty broad statement. And then lastly, on the markdown front, would you expect the markdown rates to continue at the level that you saw in the second half of '05 into the first half of '06? I'm obviously noting that you had very strong gross margins last year in the first half and then they weakened a little bit in the second half, but the markdowns situation I would think is normalizing, if you will, and if you could just help us understand that whole dynamic, it would be very helpful. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Okay. Margaret. I will take the first two market share questions on denim and knits and then Joan will take your markdown questions. As it relates to the NPD data, our growth took us to -- with what was reported in the third quarter for NPD -- to 12.7% market share in our space when you combine men's and women's and we're very proud of that number and the number one ranking that we hold at this point. And then as it relates to the -- you mentioned it as a broad statement, when we mentioned we are going after knits, what we are doing is taking the discipline -- we're very, obviously very high volume category for us as we sit today, but I will tell you, I think that there is a lot of improvement when it relates to trend, the way we're positioned, and the way that we're top of mind with our customer, that we can really go out there and take some core competencies on how we have internally approached our denim business, with the internal disciplines from our design to merchandising to planning teams, and we're taking those disciplines and those winning practices and applying it to the knit business because we think there is a great return, there is a great market share opportunity, and it is obviously the great outfit with a pair of jeans.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Margaret, with respect to the markdowns, as you noted, and as we've mentioned in the past, our initial plans for the third and fourth quarter were higher than the performance we achieved, and we were up against a record margin performance. But within our first quarter guidance, we have assumed a more realistic markdown rate, which is above the first quarter of last year. This rate, we believe, allows us to present fresh assortments and to also provide seasonal updates to our customer on a normal cadence. Our margin expectation for the first quarter is strong, yet it is below last year. And we believe this will lead us to deliver again and to sustain a high operating margin rate.

Margaret Mager - Goldman Sachs - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Dana Cohen with Banc of America Securities.

Dana Cohen - Banc of America Securities - Analyst

Good morning, everybody. Just following up on, that I presume your comments about margin relate to the spring, not just the first quarter. Second, can you also talk about sort of SG&A, because if you look at SG&A for the year last year, it was up about 20, but it was up 13 in the fourth quarter. What should we be thinking of the growth in dollars for '06 given some of these investments? And then lastly, I just want to make sure I understand the inventory growth is -- can you give us a sense of how much is that is for intimates and how much for knits in terms of the increase?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Okay, Dana, let me take that. With respect to the SG&A leverage, we have, as you know, as we've mentioned, absorbed expenses related to our growth initiatives, M+O, our new loyalty program, the intimates expansion as well as international. We also made a decision in the fourth quarter to sell our Canadian distribution business, all impacting our SG&A costs. Our operating plans are structured to leverage slightly at a mid-single digit comp. So for the year last year, we leveraged 50 basis points, after investing in all of these growth initiatives, and we feel that that is a strong operating margin performance, and go forward, we expect light leverage with these costs in there at a mid-single digit.

And with respect to our inventory growth, we are behind the key focus categories that Susan mentioned. And we believe that our inventories are positioned in the right place, intimates is in there, denim is in there, knits is in there, and we are pleased with the balanced assortment that we have today.

Dana Cohen - Banc of America Securities - Analyst

Is the bulk of it intimates? Just give us a sense, is it 50/50, intimates, the other categories, just any sort of break down?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

I wouldn't even quantify it to you in that way. I think the best thing I can tell you is that we are on our plan for the beginning of February and where we wanted to be positioned in inventory. You may see that moderate slightly through the quarter, and come down a tad, but we are committed to growth and we will be investing in businesses that we're going after. But in a very responsible, disciplined way.

Dana Cohen - Banc of America Securities - Analyst

And then the comment on gross margin, I just want to make sure your comments, were they for Q1 or I presume for the spring as well.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Sorry, they are for the spring.

Dana Cohen - Banc of America Securities - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Jeffrey Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray - Analyst

Yes, Susan, a question for you on the merchandise plan for the spring/summer season, clearly off to a strong start here in February with knits and with denim and shorts, it sounds like. Where, considering your strong performance last year, where do you see the greatest opportunity? Is it more in having more of the knits and having better product in the knit category than having a different flow of inventory or different pricing? Can you just give us a sense for, without giving away the secrets, of course, where are -- where really are your biggest category or flow opportunities for the spring season?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

I think that's really two-fold. And number one is we're very -- you commented on our -- we're off to a good start, and we certainly are, we're proud of the assortment that we're offering in our store right now. It is clearly, I think, speaking to our girl and our guy and their spring break mentality and the fact that they're ready to move into the spring with some -- there are some new trends certainly reflected very well in our assortments right now. You mentioned the short business. And I won't go any further speaking to those types of trends. But as it relates specifically to knit, I reiterate the fact it is obviously a big volume driver for us but I will tell you I have not been happy with the consistency on how we've delivered fashion basics in the trend side of where knits should be positioned, and we have worked very, very hard, myself with Leann Nealz our Chief Design Officer in New York, to get the right talent in that area, particularly the women's knit area to make sure that we're delivering upon that balanced approach that drives key item volume and consistency in that area in a more compelling way.

Jeff Klinefelter - Piper Jaffray - Analyst

So that would be, to clarify, that within knits, a better balance of fashion and basics, would that be more of either one, or is it not that specific, and then secondly on spring break, we're hearing a lot about some of the spring break business shifting into April with an Easter shift. Do you have any updated thoughts based on your own research on kind of where the timing of spring break sits this year versus last year?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Okay. A couple of things. Let me, first of all, as it relates to the balance of fashion basics to trend, the biggest example I can give you is if you look to holiday and the mix that I indicated that we had in women's sweaters. Quite honestly we had a better fall sweater assortment than holiday sweater assortment because we had the fashion basics, the really key item drivers that our girls, like a no-brainer she pops on her sweater like a T-shirt and we had that in the fall and didn't reflect that same kind of strength in holiday and it is that kind of thing that we need to be thinking about. And as it relates to the spring break effect with the later Easter, quite honestly we maybe see a slight benefit to a later Easter but for us, it is really a change of the fact that we know we're in the high school and college demographics, so a later Easter means the high school spring breaks will be right around the Easter time in April and that certainly drives mall traffic into the month of April, but our college spring breaks we see very little change in the cadence of that, and that is a very, very strong driver for us, in weeks two, three and four of March.

Jeff Klinefelter - Piper Jaffray - Analyst

Okay. Great. Thank you very much.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Sure.

Operator

Your next question comes from the line of Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Yes, thanks. Congrats on a nice quarter. I guess for Susan, could you give us a little color on what you think the shift to more intimates means in terms of comps, as we look at AURs versus units per transaction? And when would you expect this initiative to be incremental to the comps? Can we see an impact in '06? Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

A couple of things on there. I would tell you that right now, that business is just sizable enough that it is currently contributing to our comps. It contributed to our comps in the fourth quarter. And we see that obviously being an even more important piece as we grow it on -- as we move into this year and beyond. The average unit retail of that business actually has improved. Now it is lower than the main brand runs, but it is improving because of the way that we're balancing underwear and dorm wear and that piece of the business.

And then the last thing that I will leave you with is because of -- again, I can't reiterate enough, this is not a new business for us. We have been working, we have been succeeding, we have experienced disappointments and learnings, over the last five years in this business, and in a very intense way, over the last two years, we have different real estate models and levels of assortment that we have been looking at out there. We know this business is incremental to the main brand and that is another reason that we are very confident and excited about growing this business on a go-forward.

Jeff Black - Lehman Brothers - Analyst

Okay. Fair point. Thanks. Good luck.

Operator

The next question comes from the line of Stacy Pak with Prudential Equity Group.

Stacy Pak - Prudential Equity Group - Analyst

Hi, a few things. Susan, first of all, I was hoping you could touch a little bit more on intimates. Will you guys be opening larger stores to accommodate it? And do any of the people who have been hired come from intimate apparel companies? And then in terms of SG&A, how much are you guys going to be investing in Martin + Osa, in intimates and international in '06 relative to '05, i.e. should we grow it in dollars similar to fourth quarter or first half? And then finally, on inventories, what is the percent at markdown this year versus last, and should we expect the inventory level to remain about at this kind of level for the whole year.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Do you want to take the SG&A piece first and then, Joan, do you want to take that?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Sure. What I can comment on, with respect to Martin + Osa, Stacy is, that our fourth quarter expense related to Martin + Osa was roughly $0.02 per share and for the full year it is roughly $0.06 per share, as we anniversary our investment, we expect 2006 incremental expense to be lower than the 2005 incremental expense. And then the last question you had was the percent markdown this year versus last year, I think, Stacy, and the way we commented on that, is that we realize that in the third and fourth quarter, that we have positioned our plans higher than we achieved and therefore had experienced a high markdown rate. As we look forward, into the spring of '06, our guidance includes a more realistic markdown rate, which is above the first quarter of last year. And we also mentioned that we would expect that for spring as well in its entirety. The rate as I mentioned, allows us to manage fresh assortments and seasonal update, but, we believe our margin expectation for the first quarter is strong. Yet it is below last year. And--.

Stacy Pak - Prudential Equity Group - Analyst

One follow-up. The Martin + Osa, what about the other investments? I mean you just said Martin + Osa but what about intimates and international or were you talking about all of those when you said incremental expense would be lower in '06?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

What I can comment on at this time is the Martin + Osa expense, and that was just Martin + Osa, Stacy.

Stacy Pak - Prudential Equity Group - Analyst

Okay.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

We are certainly investing in intimates as it relates to real estate and our store real estate approach to aerie. And Stacy, I will actually take it from there and I'm pleased to be able to talk to you guys and refer to intimates as aerie by American Eagle, so our aerie sub-brand as it relates to the real estate strategy, you asked if we are going to be opening larger stores. What we're very thrilled about right now is not only does aerie have a dynamic real estate possibility, because not only do we have shop and shops within our four walls of American Eagle, we are cautiously approaching our side by side and free standing locations as we move forward, and get more information, as we expand the sub-brand.

So we really like this multi-pronged approach in terms of getting growth out of intimates, but when we open up our current four wall American Eagle stores, we really like a 900 to 1,000 square feet of space for aerie, and it does nothing but succeed in that environment. So that's a great thing for us on a go forward, as we expand and remodel stores. As it relates to people and talent, we have some people on our design team that have experience directly in the intimates area, but Betsy Schumacher who we brought in, she doesn't have specifically intimates background but has a wonderful background as it relates to strategy and new businesses, so we just really feel the dynamic of the team is positioned to take this forward.

Stacy Pak - Prudential Equity Group - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Todd Slater with Lazard Capital Markets.

Todd Slater - Lazard Capital Markets - Analyst

Good morning. Good numbers again.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Thank you.

Todd Slater - Lazard Capital Markets - Analyst

Just, I may have missed it so I apologize, could you just talk about the comp growth you're seeing and expect to see in the denim area? Just talk a little bit about how denim is tracking both as a percent of revenue and a percent of inventory ownership? In other words are you turning it the way you hope to, and sort of how is it performing? My second question, just on the inventory ownership, just go over a little bit where the biggest areas of the increase are again? Up 16% per square feet, it's obviously tracking ahead of your sales per square foot numbers, and then lastly, in the SG&A, if you back out the incremental cost issues that you mentioned, like Canadian assets, write-down, Martin + Osa expenses and so forth, how much would the SG&A have been leveraged by -- on your 7% comp and what is sort of the leverage point on comps going forward with the Martin + Osa and other expenses you expect? Thank you.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

All right, Todd, I will take your denim question. As it relates to denim and I would tell you we are turning denim slightly better than a year ago. We're very happy with its current performance. And this being not only certainly a powerful market share player for us, but also as well, and even more importantly, it is probably the most important component of our lifestyle, and what our girl and guy care about in terms of when they get dressed in the morning. So we will continue to be improving and growing this business throughout the year. You want to take the inventory, Joan?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Yes, with respect to the inventory, our inventory, as we mentioned, Todd, is positioned for growth, particularly in the categories we've talked about, intimates, knits and our denims business, as well as, we have some growth in their positioned for men's.

We have focused the inventory content on the categories that we're going after. We believe it is appropriately positioned and balanced, and it provides us an opportunity for potential upside. But it is a very well-managed position. With respect to the SG&A question, I would roughly say that without some of those costs, it would be about an 80 basis point leverage in the fourth quarter.

Todd Slater - Lazard Capital Markets - Analyst

Okay. And looking forward in '06, what's sort of the leverage point there on comps?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

As I mentioned, we look at our operating plan to leverage at a mid single-digit, slightly leverage at a mid-single digit, with you know -- including a view of investment in all of our critical growth initiatives.

Todd Slater - Lazard Capital Markets - Analyst

Okay. And just a follow-up on the inventory, so you're planning for -- the inventories are obviously up a lot higher than the comp numbers are running, so the inventory is turning more slowly, but you're planning for upside there? On the comps? Upside from the current levels?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

For clarity, we have positioned our inventory in a way that allows us to achieve opportunities so that they clear itself. We also, as I mentioned, as we look to the guidance in our first quarter end, that that is moving toward a low double-digit, so we are also managing our inventory flow, Todd.

Todd Slater - Lazard Capital Markets - Analyst

Low double-digit on the inventories, or the comps?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

On the inventories for the end of Q1.

Todd Slater - Lazard Capital Markets - Analyst

Got it. Okay. Thank you.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Thank you.

Operator

Your next question comes from the line of Richard Jaffe Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. Very good quarter. A couple of follow-on questions. If you could talk about marketing initiatives obviously with the staffing up we've seen. What you will be doing and how much more you might be spending year-over-year, if I could just follow on the Canadian comment that is say that the sale of the distribution center, and the possible savings, if you could make an effort to quantify that a little bit, that would be helpful. And if you could talk about average unit retail in store, it appears to be going up, and wondering -- I'm wondering what is driving that? Three at once. Thank you.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

I will take the marketing initiatives and AUR. Do you want to go ahead and take the Canadian.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Actually, Dale is going to speak. Dale Clifton will speak to the Canadian sales.

Dale Clifton - American Eagle Outfitters Inc - SVP-Finance, Chief Accounting Officer

Hi, Richard, how are you?

Richard Jaffe - Stifel Nicolaus - Analyst

Hi.

Dale Clifton - American Eagle Outfitters Inc - SVP-Finance, Chief Accounting Officer

The NLS transaction was very strategic for us, and as you know, we did incur a loss for Q1, expect some residual loss -- I'm sorry, Q4, some residual loss and carry over into Q1. But going forward we expect that we'll save $0.01 to $0.02 in earnings over the course of the year on an annual basis in reduced distribution and logistics costs in Canada.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Okay. As it relates, Richard, to average unit retail, and what you're seeing, our pricing positioning in our store right out is actually not very different from a year ago. Again, as I mentioned earlier in the call, we're committed to the value side of our proposition, and in select categories, where the product and trend command it, we are very, very successfully working on tiered pricing, again in select categories in the brand, and with really no price resistance. And the other thing I will tell you, we are very, very proud, our ticket prices mean something. We're a full priced retailer, we sell a very large amount of our inventory at ticket price.

And then as it relates to marketing initiatives, I think you can expect to see our spend as a percent of sales remain constant, we're not looking at the percent of sales to really take that up. I think it is a very robust number and we manage it well. We are very excited about the marketing initiatives we have going on, I keep talking about our passion around owning spring break, that is a big initiative for us this year, we're doing some grass roots marketing, we're at the college basketball arenas, we're doing some contests in some events that have been very well received, and woven through all of that is our live your life tag line that we are on a mission to really make that so top of mind with our girl and our guy and every marketing effort that you see us do, whether it is in the magazines, Maxim, Rolling Stone, 17, Teen, Vogue, whether it is our store experience or our online environment, you will see us really standing behind live your life.

Operator

Your next question comes from the line of Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you. Good morning. I think there's something in buying occupancy and distribution that I don't really understand so I would love some help on it. It seemed, I think you said you had negative leverage of 90 basis points in the fourth quarter on the 7.8% comp increase. So if there are some pressures in there that you could help me understand, that would be great.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Sure, Kimberly. It's Joan. The situation in BOW, as we call it, is we have NLS in there as well, and we also have -- we did experience some leverage in rent which was a positive, but the decision to sell the Canadian distribution business is the biggest piece of that. So that is probably what wasn't included in your model.

Kimberly Greenberger - Citigroup - Analyst

Okay. Joan, could you tell me what the charge was in the gross margin line for the -- for NLS?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Sure. Let me--.

Kimberly Greenberger - Citigroup - Analyst

I think you said it was $0.01.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Yes. And I believe that would be margin level, Dale, do you have that number?

Dale Clifton - American Eagle Outfitters Inc - SVP-Finance, Chief Accounting Officer

Yes, the pure dollars are about $1.3 million that were included in the buying, occupancy and warehousing. Kimberly, in addition to that we had incurred an operating loss through the NLS business of about $1 million, it was incremental to last year as well. So the combination of those two things really deleveraged the buying, occupancy and warehousing from the distribution side.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Yes, against a rent leverage of about 40 basis points.

Kimberly Greenberger - Citigroup - Analyst

Okay. I was just doing a quick calculation, it looks as though if buying, occupancy and distribution would have been flat year-over-year instead of down 90 basis points, it would have been almost a $7 million differential, so we've got $1 million on the operating loss for NLS, $1.3 million on I guess the loss on the sale, so I'm still coming up short, maybe by $3.5 million.

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Okay. You know what we will do is we will take that away and we will come back to you on that.

Kimberly Greenberger - Citigroup - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Dorothy Lakner with CIBC World Markets.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks, good morning everyone. I wanted to ask Susan about the intimates business again, if you could just look at the margin potential versus the core business, and also how the bra test is going, when you expect to get some recent results from that. And then for Jim, what the next steps are for international expansion in Japan, and finally, just the timing on the new home offices and distribution center. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Jim, do you want to take the international and home office first?

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

Yes, let me take that. Dorothy, as I stated in my presentation, that we had a little change in course in our Asian operation, what we're doing now, we have a number of different options that are available to us, and I'm just trying to evaluate which one would be the most expeditious for us and one that would put the least amount of strain on the American Eagle brand. I would say that we would have something much more definitive to speak to in probably third quarter of this year, but we're still very optimistic about the Asian market. We have -- we do have opportunities in other countries there, but we feel strongly that Japan should be the entry point, and hopefully--.

Dorothy Lakner - CIBC World Markets - Analyst

Do you feel strongly that you need a partner there?

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

I don't feel as strongly as I did after some due diligence. I think it would be beneficial to have one, but I'm not sure how the structure would work as it relates to ownership and also overseeing the operations.

Dorothy Lakner - CIBC World Markets - Analyst

Okay. So you might consider going alone?

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

With some minority help, yes.

Dorothy Lakner - CIBC World Markets - Analyst

Okay. Great.

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

That is one of the options. The headquarters, right now, we're on course to move into the first part of our growth and expansion into the downtown Pittsburgh market. There are two structures, one is already constructed, which we call Quantum II, and we expect, based on our current schedule to move in there sometime around late spring of '07, and in Quantum III, it will probably be spring of '08.

Dorothy Lakner - CIBC World Markets - Analyst

Okay. Great. And the distribution center?

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

On the distribution center, we are expanding approximately 530,000 square feet in Ottawa, Kansas, where we already have an existing facility of approximately 400,000 square feet. That is scheduled right now to, if all things go well, we could be operational mid '07.

Dorothy Lakner - CIBC World Markets - Analyst

Okay. Great.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Hey, Dorothy, to sum up your questions on aerie, as it relates to margin, we have a track record here, and our track record has shown us that the margins for aerie are at or slightly above that of the main brand which obviously is one of the reasons this is so attractive us to, and to answer your question on bras, we mentioned that we were putting a bra test out there for spring of this year, in about 100 stores. And we've -- we have about a month under our belts and we've learned a lot and have been very pleased with our results, and the learnings and are looking to expand that into the fall of this year.

Dorothy Lakner - CIBC World Markets - Analyst

Okay. And any sense of the number of stores you might expand that to?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

We're hoping by the fall time period it will be at least double that.

Dorothy Lakner - CIBC World Markets - Analyst

Great. Thanks. Good luck.

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

Judy, I think we should just take three more and that will be it.

Operator

Your next question comes from the line of Adrienne Tennant with Wedbush Morgan.

Adrienne Tennant - Wedbush Morgan - Analyst

Good morning, congratulations.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Thank you.

Adrienne Tennant - Wedbush Morgan - Analyst

Just a couple of questions, I guess Susan, the first question would be, kind of as you're looking at back to school, and how strong denim was last year, can you give us any color on kind of the penetration of denim last year, and what you're thinking about in terms of categories that can either replace some of that penetration, as well as some of the AUR increase there? And then secondly, when you look at the historical sales productivity, it looks like you're reaching new levels, new highs, where do you think that can go? Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

All right. First of all, Adrienne, as it relates to denim, we are, as I told you, we spent years, every month of the year, we're constantly working on what our next strategy in denim will be and back to school is the most important time period for launching newness. The one thing I will tell you is that we have had in work, for the past eight months, since we launched last back to school, is a positioning for this coming third quarter, a significant amount of newness that will be driven into our denim category. We are going to be leveraging all of our key fits that our girl and guy come to us for that we've built market share in, but we will be offering some new fits and also compelling, a compelling amount of newness in wash jeans.

So we are very excited and the fastest growing category, we will absolutely be anniversarying our value price point at $29 and $39.50 and making sure that we maintain that penetration. Our growth right now is actually coming at jeans over $40. So we are going to be very strategic about that. Very balanced in our price positioning. But we are very, very excited about where we're moving toward for back to school in denim. And then what was the other question?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

With respect to the, Adrienne, with respect to the sales productivity, our goals are to achieve $550 to $600 per square foot and we believe that we're seeing strong productivity in our stores, we have seen historical levels that were relatively high but at this point we do have a larger store than we did historically, so we feel comfortable with that target of $550 to $600, with the growth initiatives that we have in the pipeline.

Adrienne Tennant - Wedbush Morgan - Analyst

Okay. And then Susan, just, did you have -- the penetration of denim, last back to school season.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Do we quote that? Yes, we're right around that 20% range that we have been -- that we've been running and we will be planning it somewhere around there, with the opportunity to grow it.

Adrienne Tennant - Wedbush Morgan - Analyst

Okay. And then just with the skinny leg silhouette, are you a believer in that and will you be playing that?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

We're certainly aware of that. I think the great thing about how we approach these trends is we certainly have to be aware of them, but our design team is working very hard to take that trend and figure out precisely what it means for our American Eagle girl, and you will see our American Eagle version of that trend for this back to school.

Adrienne Tennant - Wedbush Morgan - Analyst

Okay. Great. Thank you so much. Good luck.

Operator

Your next question comes from the line of Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Hi, guys. Congratulations.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Thank you.

Janet Kloppenburg - JJK Research - Analyst

Susan, just a question on the inventory. I know that you're saying at the end of the second quarter, I think I'm right, Joan, that it will be up double digits or at least at the end of the first quarter, going into the second quarter, and I know that coming out of the second quarter, last year, your inventories were increasing, and probably increased at a level you weren't comfortable with in hindsight, so other than Internet, maybe you could talk about the differences in the inventory build that is going on this year, versus last year, and why it may not be as risky as it turned out to be last year? And also, if you could comment a little bit about the bottoms business beyond denim, what is happening there, both on the men's and women's side, and if there is a -- if there is something happening in the non-denim business, if that continues into fall, as you see it today, well, right now. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

Okay. As it relates to inventory and our comfort level with it, again, I have to reiterate, we are very comfortable, we have strategically worked through, throughout the fourth quarter, in a very productive way to sit where we sit today and we're very comfortable with where our inventory investments sit. We talked about those moderating slightly. But we're a growth brand. And we are strategically going to be investing as we keep saying today, but I think it is important, we are strategically investing in categories. I think the big thing for last year is hindsight is 20/20, of course, but as we mentioned in our comments, we were positioning our inventories to be aligned with sales growth rates at the first half of the year, and that did slow down slightly for us. So anyway, so we've given you our guidance for this year. We're very comfortable with where that sits. And how we're investing in our business. But we can't be afraid of this business, either.

We have successes, we are going to build upon those, and be very strategic about where we place our investments. So anyway, as it relates to the bottoms business, it obviously -- we're seeing success in denim, there are some other things happening in the business that you're probably seeing in trend, whether it is the short business, Capris, we're doing those things our way, and we do see those are -- those are some trends that have momentum that could continue into the third quarter. And then into the back half of this year, with the military trend, et cetera.

Janet Kloppenburg - JJK Research - Analyst

Susan, are they at the -- is that business growing at the expense of denim, or is it just augmenting the growth of the bottoms business?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

No, it is not happening at the expense of denim at all. But I will tell you there is some shifting in some other bottoms businesses. And that is honestly what we're so good at as a brand. I feel really proud, we don't have last year-itis in this building and we really look at areas we want to push and then down trending categories we want to pull back on. And we have -- we're very well positioned right now in doing exactly just that.

Janet Kloppenburg - JJK Research - Analyst

Okay. Thank you.

Judy Meehan - American Eagle Outfitters Inc - Senior Director, IR

We will take one more question.

Operator

Okay. Your final question comes from the line of Holly Guthrie with Morgan Keegan.

Holly Guthrie - Morgan Keegan - Analyst

Thank you. And congratulations everybody. I have three questions. First, could you just break out the impact on the comps for including the charges there should be charges in it. Then second, just a further clarification, on gross margin, your guidance, and the impact of the AE All Access Pass, you could talk a little bit about your plan to maybe pull back some of the markdown activity at the store as the AE Pass rolls out and is implemented and is used? And do you think at some point this year some of those markdowns start to pull back? How does that flow? And then if you could, talk about any differences in your product planning, in '06 versus '05, either thinking more on the lines of immediate, a little bit of change in the cycle, and is there any -- are there any product delivery differences in the spring versus last spring?

Joan Hilson - American Eagle Outfitters Inc - SVP-Finance

Okay. Let me start off by saying with the shipping, there is little -- there is no impact, really to comps, relative to that item. As we look forward, in the mark downs, what we have been articulating I think is that we believe that we have taken a very realistic view of what we need to position markdowns at in our operating plans to support a good solid assortment on the floor, provide the freshness, and the seasonal updates. But also, we have to bear in mind that we are doing other things in the business to leverage that, and one of those would be a key initiative that is under way, which is size profiling, which will help us understand and provide better allocations to our store, by individual location at the size level, and we also continued to fine tune and leverage our profit logic tool. So -- and coupled with that, to Susan's point, our inventories are very strategically focused, and we feel good about where they are, we feel good about the inventory flow in spring, and as we look forward, with the tools that we have, believe that we can really manage that very well.

And Susan, and I, with the merchandise team and the merchandise planning team, and finance groups, are very much in lock step on managing our inventories and our margins to sustain the high rates that -- high operating margin rates that we've achieved. So that would be the comment on markdown. With respect to the AE All Access Pass, we recorded initial investments in that program in the fourth quarter. As Susan mentioned, that we feel very good about the enrollment exceeding our expectations, and feel good about how the program has been moving along. And we expect to be able to talk to you more about AE All Access, as we progress through the spring season and can better assimilate and have the good information to report back to you on.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer, President

And the other -- and the other thing I will add, in addition to what Joan said, we have been pulling back on markdowns in preparation for rolling out our AE All Access, so all of that double couponing and multiple couponing that quite honestly was going on in our business a couple of years ago, we have been working over the last 18 months to pull that back. That has happened and we obviously ran a very successful business last year, as we were working through that change and we sit today in position to reward loyalty productively. And again, our markdowns are focused productively into driving loyalty into our business. And then to answer your last question, we have no major product planning changes as we move into this year. The only thing I can tell you we are committed to our 10 core sets a year that offer newness to our customer, it is a very important part of the way that we run the business.

Holly Guthrie - Morgan Keegan - Analyst

Thank you.

Operator

Ladies and gentlemen, we have reached the end of the allotted time for questions and answers. I will now turn the call back over for any closing remarks.

James O'Donnell - American Eagle Outfitters Inc - CEO, Director

I just want to thank everyone who participated on the call, and we will be speaking to all of you very soon. Thanks again. Bye now.

Operator

This concludes today's American Eagle Outfitters fourth quarter earnings results conference call. You may now disconnect.